Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Scott Christian

CFO Xata Corporation

952-707-5600

Xata Reports Fiscal 2012 First Quarter Results

Software revenue growth of 3 percent contributes to non-GAAP earnings of $0.5 million, $0.02 per diluted share, for the first quarter of fiscal 2012

MINNEAPOLIS, Feb. 8, 2012—Xata Corporation (NASDAQ:XATA) reported results for its fiscal 2012 first quarter, ended December 31, 2011.

Total revenue was $16.6 million for the quarter ended December 31, 2011, compared to $14.0 million for the same period of fiscal 2011. Net loss to common shareholders for the first quarter of fiscal 2012 was $1.7 million, compared to net loss to common shareholders of $0.1 million for the same period of fiscal 2011. Other comments include:

•

Software revenue increased $0.4 million to $11.7 million for the quarter ended December 31, 2011. The 3-percent growth in software revenue in the first quarter of fiscal 2012 was fueled by 52-percent growth in Xata Turnpike software revenue.

•	Fiscal 2012 first quarter software revenue accounted for approximately 70 percent of total revenue, compared to 81 percent for the same period of fiscal 2011.

•

Hardware systems revenue increased to $4.5 million in the first quarter of fiscal 2012, compared to $1.7 million for the same period of fiscal 2011. This increase was driven by increased adoption of the X5 hardware platform as customers continue to invest in the XataNet solution.

•	The Company acquired 54 new customers in the first quarter of fiscal 2012, with the majority selecting the Xata Turnpike solution.

“First quarter results reflect our investment in developing solutions utilizing the latest technologies that meet our customers’ current and future needs,” said Jay Coughlan, chairman and president, Xata. “Our focus on providing fleet management solutions that will meet the needs of any size fleet has resulted in software revenue growth in XataNet and Xata Turnpike solutions.”

“The increase in hardware systems revenue reflects our customers’ continued commitment to Xata and the importance of our fleet management solutions to their business. We look forward to continuing to provide value-added solutions to these customers,” said Scott Christian, chief financial officer, Xata.

Fiscal 2012 first quarter total gross margin was 48 percent, which was impacted by $4.5 million of lower margin hardware systems revenue. Overall, software gross margin remained strong at 73 percent of software revenue.

Xata Releases Fiscal 2012 First Quarter Results – Page 2

Summary of revenue and gross margins is as follows (in thousands, except percentage data):

	For the Three Months Ended December 31,
	2011	2010	Change
Revenue:
Software	$11,686	$11,341	3%
Hardware systems	4,464	1,733	158%
Services	451	904	(50%)

Total revenue	$16,601	$13,978	19%

Gross Margins (Deficits):
Software	73%	76%
Hardware systems	(7%)	(18%)
Services	(48%)	4%
Total gross margin	48%	60%

Selling, general and administrative expenses remained consistent at $6.1 million for the first quarters of fiscal 2012 and 2011. However, it decreased as a percentage of revenue from 44 percent in the first quarter of fiscal 2011 to 37 percent in the first quarter of fiscal 2012.

Research and development costs increased by $1.3 million to $3.5 million for the first quarter of fiscal 2012, compared to $2.2 million for the same period of fiscal 2011. The continued evolution of compliance requirements facing the commercial trucking industry warrants additional investment in the development of new solutions and additional enhancements to existing solutions that meet our customers’ current and anticipated fleet management and regulatory needs.

Net loss to common shareholders for the first quarter of fiscal 2012 was $1.7 million, compared to a net loss to common shareholders of $0.1 million for the same period of fiscal 2011. The Company reported a loss of $0.16 per diluted share for the three months ended December 31, 2011, compared to a loss of $0.01 per diluted share for the same period of fiscal 2011.

For the first quarter of fiscal 2012, the Company reported non-GAAP earnings of $0.5 million, compared to $1.6 million for the same period of fiscal 2011. As a result, the Company reported non-GAAP earnings of $0.02 per diluted share for the three months ended December 31, 2011, compared to non-GAAP earnings of $0.06 per diluted share for the same period of the prior year.

As of December 31, 2011, Xata held $11.2 million in cash and cash equivalents and had $11.7 million of working capital.

Xata Releases Fiscal 2012 First Quarter Results – Page 3

Non-GAAP vs. GAAP Financial Measures

To assist investors in understanding the Company’s financial performance, the Company supplements the financial results that we provide in accordance with the accounting principles generally accepted in the United States, or GAAP, with non-GAAP financial measures. These non-GAAP financial measures are useful to investors for evaluating the Company’s historical and prospective financial performance, as well as our performance relative to competitors. Management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the business, and to make operating decisions. These non-GAAP financial measures are among the primary factors management uses in planning for and forecasting future period performance. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our business.

The specific non-GAAP financial measures, along with a reconciliation to the nearest comparable GAAP measures and further explanation of their usefulness to investors can be found at the end of this release.

About Xata

Xata Corporation (NASDAQ: XATA) provides intuitive, automated fleet management software solutions to the commercial trucking industry. By delivering real-time critical information on vehicle and driver performance, Xata makes it easy for fleet managers, dispatchers and drivers to collect, sort, view and analyze data to help reduce costs, increase safety and compliance and improve customer satisfaction.

Our award-winning solutions include 1) XataNet, a full featured, enterprise-wide solution that helps private and for-hire fleets drive continuous improvement, and 2) Xata Turnpike, a technologically advanced, low-cost, easy-to-install solution that runs on drivers’ existing cell phones, smartphones and tablet computers. Both solutions help fleet managers and drivers meet established electronic onboard recorder (EOBR) regulations. We also offer a portfolio of professional services, including implementation, training and consulting to help our customer deliver bottom-line results. Today Xata solutions increase the productivity of approximately 117,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary note regarding forward-looking statements.

This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, the ability of our solutions to be compliant with future regulations, dependence on propriety technology and communication networks owned and controlled by others, the failure to renew contracts or failure to sell additional solutions or services to existing customers, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our website at www.xata.com and through the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Xata Releases Fiscal 2012 First Quarter Results – Page 4

Xata Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended December 31,
(In thousands, except per share data)	2011	2010
Revenue
Software	$11,686	$11,341
Hardware systems	4,464	1,733
Services	451	904

Total revenue	16,601	13,978
Cost of goods sold	8,651	5,658
Selling, general and administrative	6,120	6,113
Research and development	3,488	2,224

Total costs and expenses	18,259	13,995

Operating loss	(1,658)	(17)
Net interest and other expense	(111)	(83)

Loss before income taxes	(1,769)	(100)
Income tax benefit	(100)	(15)

Net loss	(1,669)	(85)
Preferred stock dividends and deemed dividends	(6)	(35)

Net loss to common shareholders	$(1,675)	$(120)

Net loss per common share:
Basic and diluted	$(0.16)	$(0.01)
Weighted average common and common share equivalents:
Basic and diluted	10,675	9,740

Xata Releases Fiscal 2012 First Quarter Results – Page 5

Xata Corporation

Consolidated Balance Sheets

	December 31, 2011	September 30, 2011
(In thousands)	(Unaudited)
Current assets
Cash and cash equivalents	$11,166	$12,407
Accounts receivable, net	8,901	8,556
Inventories	3,259	3,374
Deferred product costs	1,148	1,148
Prepaid expenses and other current assets	1,017	1,006

Total current assets	25,491	26,491
Equipment and leasehold improvements, net	10,141	9,155
Intangible assets, net	11,592	12,158
Goodwill	16,749	16,474
Deferred product costs, net of current portion	778	857
Other assets	787	690

Total assets	$65,538	$65,825

Current liabilities
Current portion of debt obligations	$1,989	$1,746
Accounts payable	5,422	5,003
Accrued expenses	5,183	4,533
Deferred revenue	3,266	3,442

Total current liabilities	15,860	14,724
Debt obligations, net of current portion	1,176	1,386
Deferred revenue, net of current portion	1,706	1,874
Deferred tax liabilities	609	596
Other long-term liabilities	487	559

Total liabilities	19,838	19,139
Shareholders’ equity
Preferred stock	44,209	44,149
Common stock	47,605	47,356
Contingent common stock earn-out	1,912	1,912
Accumulated deficit	(48,778)	(47,103)
Accumulated other comprehensive income	752	372

Total shareholders’ equity	45,700	46,686

Total liabilities and shareholders’ equity	$65,538	$65,825

Xata Releases Fiscal 2012 First Quarter Results – Page 6

Xata Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended December 31,
(In thousands)	2011	2010
Operating activities
Net loss	$(1,669)	$(85)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,955	1,440
Loss on sale or disposal of equipment and leased equipment	64	—
Stock-based compensation	249	205
Changes in assets and liabilities:
Accounts receivable, net	222	4,932
Inventories	115	(1,011)
Deferred product costs	79	433
Prepaid expenses and other assets	(109)	101
Accounts payable	(455)	(1,728)
Accrued expenses and other liabilities	74	(973)
Deferred revenue	(345)	(1,807)

Net cash provided by operating activities	180	1,507
Investing activities
Purchase of equipment and leasehold improvements	(907)	(553)
Proceeds from the sale of equipment	2	—

Net cash used in investing activities	(905)	(553)
Financing activities
Payments on debt obligations	(512)	(342)

Net cash used in financing activities	(512)	(342)
Effects of exchange rate on cash	(4)	44

(Decrease) increase in cash and cash equivalents	(1,241)	656
Cash and cash equivalents
Beginning	12,407	13,374

Ending	$11,166	$14,030

Xata Releases Fiscal 2012 First Quarter Results – Page 7

Xata Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	For the Three Months Ended December 31,
(In thousands, except per share data)	2011	2010
Net loss to common shareholders	$(1,675)	$(120)
Adjustments:
Depreciation and amortization expense	1,955	1,440
Stock-based compensation	249	205
Net interest expense	109	40
Preferred stock dividends and deemed dividends	6	35
Income taxes	(100)	(15)

Total adjustments	2,219	1,705

Non-GAAP earnings	$544	$1,585

Non-GAAP earnings per diluted share	$0.02	$0.06

Shares used in calculating non-GAAP earnings per diluted share	27,146	26,151

(In thousands)	December 31, 2011	September 30, 2011
Current assets	$25,491	$26,491
Current liabilities	(15,860)	(14,724)

Net current assets	9,631	11,767
Current portion of deferred revenue net of deferred costs	2,118	2,294

Non-GAAP working capital	$11,749	$14,061

Xata Releases Fiscal 2012 First Quarter Results – Page 8

Footnotes to GAAP to Non-GAAP Reconciliation

(Unaudited)

The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. The methods of calculation and explanations of the adjustments to the most comparable GAAP measures are set forth below:

Non-GAAP earnings

This measure provides a supplemental view of earnings trends. Non-GAAP earnings excludes depreciation, amortization, stock-based compensation, net interest expense, preferred stock dividends and deemed dividends, income taxes, acquisition and financing related costs and litigation settlement costs from GAAP net loss to common shareholders. We believe our investors benefit from understanding these exclusions and from an alternate view of our earnings performance as compared to our past earnings performance.

Non-GAAP diluted earnings per share

We believe investors benefit by understanding the Company’s non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the Company. Non-GAAP diluted earnings per share is based on non-GAAP earnings, as defined above, divided by the sum of the weighted average common and dilutive common shares equivalents, such as options, restricted stock awards, restricted stock units, warrants or convertible preferred stock, assuming they were exercised or converted into common stock that then shared in the non-GAAP earnings of the Company, as defined by GAAP. We believe that these adjustments offer investors a useful view of our diluted earnings per share as compared to our past diluted earnings per share.

Working capital

Working capital represents current assets, less current liabilities, excluding the current portion of deferred revenue, net of deferred costs. We believe working capital provides investors with an additional view of the Company’s liquidity and ability to repay current obligations.